Exhibit 99.1

December 1, 2003

Dear ReGen Investor:

The third quarter ended September 30, 2003 has been an eventful and busy quarter for ReGen Biologics, Inc., culminating with the filing of the third quarter 10-Q on November 14, 2003.

We completed a financing on September 30, 2003 resulting in gross proceeds of approximately $10 million, which included both current and new investors. The ReGen Board of Directors and the management team are appreciative of the support of existing investors and we welcome our new investors. This capital allows us to operate well past submission of the Collagen Meniscus Implant (CMI) Multicenter Clinical Trial data to the FDA. We will shortly file an S-3 statement with the SEC to register shares for participating investors in this and certain previous financings.

The all-important U.S. Multicenter Clinical Trial is proceeding on schedule. Each of the 288 patients in this Trial is required to visit the surgeon for a clinical examination and to complete patient self-assessment documents (8) times during the two year follow-up period of the study. Of course, the patients who received the CMI also undergo an additional arthroscopic surgery and biopsy at one year to measure the growth of the new meniscus-like tissue. Our clinical staff frequently meets with the 23 participating surgeons and the surgeons’ staff to organize, validate and collect these data and submit them to our data processing and analysis consulting firm.

All surgeries were completed by November 2002 and once each patient is two years past surgery and has completed a follow-up exam, we will submit the final documents to the FDA. We expect to submit the pre-clinical module nine months from now (August 2004) and the clinical module in December 2004.

The total submission to the FDA will consist of more than 6,000 pages, and your management team is hard at work compiling this documentation. We have named the activities leading up to and including the submission, “Project Lifestyle,” and every manager or staff person in the Company has specific assignments with corresponding completion dates.

ReGen Biologics, Inc. — 1290 Bay Dale Drive, PMB 351 — Arnold, MD 21012—410-349-2431 — www.regenbio.com

ReGen Q3 2003
Shareholder Letter
December 1, 2003

The report from Europe is as follows:

•	We have noticed what we believe to be early signs of an increase in consumer demand as patients become aware of the positive effects of the Collagen Meniscus Implant (CMI). Our chief scientific officer, Dr. William Rodkey, reports that on his last trip to Germany, he participated in eight surgeries, all of which were initiated by the patient;

•	The volume of CMI unit sales on a quarterly basis varies widely, as our distribution partner in Europe and Australia, builds its sports medicine sales force and seeks reimbursement approval on a country by country basis. We expected little increase in sales volumes in 2003, as our distribution partner, Centerpulse, was embroiled in a distracting acquisition battle that went on for much of 2003, with the eventual acquisition of Centerpulse by Zimmer Holdings, Inc. (NYSE: ZMH);

•	U.S. sales of a device such as the CMI, are not traditionally influenced by sales in Europe, both because of the greater conservatism of European surgeons, and the relatively small European market compared to the U.S. We are, however, learning lessons from the sales and marketing activities in Europe that we can apply to the U.S.;

•	An article authored by Dr. Paolo Bulgheroni and published in the Journal of Orthopaedics and Traumatology, Spring/Summer 2003, discussed the formation of the collagen following CMI surgery and presented the results of an electron microscopy analysis. The article reported quite positive clinical results following CMI procedures;

•	Dr. Rodkey notes that European surgeons are finding new ways to refine and shorten the surgical technique. Assuming the CMI is approved for marketing and sales in the U.S., we will have a more refined and efficient surgical technique than that used in the U.S. clinical trial.

To summarize the third quarter 2003, your Company completed a very successful financing in September 2003 resulting in gross proceeds of approximately $10 million, the U.S. Multicenter Clinical Trial is proceeding on schedule, and we are beginning to see signs of growing patient demand for the CMI in Europe.

ReGen Biologics, Inc. — 1290 Bay Dale Drive, PMB 351 — Arnold, MD 21012—410-349-2431 — www.regenbio.com

ReGen Q3 2003
Shareholder Letter
December 1, 2003

To familiarize more investors with the ReGen story, we presented at the UBS conference during the quarter and after the close of the quarter we presented at the Rodman & Renshaw Techvest Healthcare Conference October 21, 2003. In addition, we have retained Cameron Associates, a 27 year old investor relations firm in New York, to assist ReGen Biologics in broadening its financial market presence and establishing new relationships within the investment community and financial media.

We invite you to visit our website at www.regenbio.com to obtain updated news or other information, and please contact us if you have any questions.

Best wishes for an enjoyable Holiday Season.

Yours sincerely,

Gerald E. Bisbee, Jr., Ph.D.
Chairman, President and CEO

ReGen Biologics, Inc. — 1290 Bay Dale Drive, PMB 351 — Arnold, MD 21012—410-349-2431 — www.regenbio.com